Exhibit 4.32

December 23, 2011

Whakapai Consulting Limited

Auckland, New Zealand

Re: Management Services Agreement

Reference is made to the Management Service Agreement between Olympus Pacific Minerals Inc. and Whakapai Consulting Limited dated December 30, 2010 (the “Management Services Agreement”). Schedule “B” to the Management Services Agreement is hereby deleted and replaced with the attached Schedule “B”.

OLYMPUS PACIFIC MINERALS INC. Per: “John Seton”
Name:	John Seton
Title:	Chief Executive Officer

Confirmed and Agreed to by:

WHAKAPAI CONSULTING LIMITED Per: “Jane Bell”
Name:	Jane Bell
Title:

Suite 500  5  10 King Street East  5  Toronto, Ontario  M5C 1C3
Telephone  416 572 2525  5  Fax  416 572 4202 5  Toll Free  888 902 5522

SCHEDULE “B”
FEE SCHEDULE AND CRITERIA FOR BONUS

(a)	Name: Jane Bell

(b)	Position: Chief Financial Officer

(c)	Period: 1 January 2012 to 30 June 2012

(d)	TOTAL Direct Compensation Target, made up from (e) Annual Base Salary, (f) STIP $ Target Bonus, (g) LTIP $ Target Opportunity = C$339,500

(e)	Annual Base Salary = C$180,000

Incentive Bonus

(f)	Your STIP Target $ Bonus and as % of Annual Base Salary are:

Target: C$ 72,000 or 40%; or Threshold C$36,000 or 20%; or Maximum C$108,000 or 60%.

The 2012 STIP targets will be company-wide and the method of assessment of achievement will be communicated to you in January 2012.

The 2011 STIP targets are company-wide and achievement is assessed by the Compensation Committee, against the following:

a.	Production
1/3 reaching quarterly Budgeted YTD ounces produced

[Threshold = 90% - 95%, Target = 95% to 100%, Maximum = 101%+];

b.	Financial

1/3 reaching quarterly Budgeted  YTD cash from operations after all costs & overheads (including corporate and working capital changes) have been paid and generally achieving the programme & budget as approved

[Threshold = 90% - 95%, Target = 95% to 100%, Maximum = 101%+];

c.	Exploration

1/6 improving categorization/quality of existing resources and delineating between 500,000 and 800,000 additional NI 43-101 / JORC verifiable oz
[Threshold = 500s, Target = 600s, Maximum = 700s], and
1/6 delineating between 250,000 and 500,000 oz geological potential (Exploration)
[Threshold = 250-299, Target = 300s potential, Maximum = 400s].

(g)	Annual Long Term Incentive Plan (“LTIP”) target bonus to be added to Annual Base Salary

(i)	$ Opportunity: C$50,000 worth of Olympus share options, from 8 September 2011 as detailed in the Share Option Agreement relating to the 8 September 2011 granting.

(ii)	Black Scholes Conversion Details are provided for your information.

(h)	Account Details for Payments to be detailed on your invoice

(i)	Currency for payment is Canadian Dollars

(j)	Name for LTIP Options as per Share Option Agreement TBA

(k)	Reimbursable Expenses and expatriate benefits: Travel and general business related expenses as per agreed policies on the Company’s internal website from time to time.

(l)	Performance Criteria: Meet requirements as specified from time to time by the CEO and/or the Board of OYM and/or its Committees.

(m)	Number of Months for Payment Pursuant to Termination: Six (6) (Clause 5b)

(n)	Number of Months for Payment Pursuant to Takeover of Control: Twelve (12) (Clause 5g)